July 18, 2005

Dan Bolstad

2926 Shelter Creek Court

Green Bay, Wisconsin 54313

Dear Dan:

This letter confirms our offer of employment made to you for the position of Senior Vice President of Operations reporting to Perry Odak, CEO. Your base pay will be $290,000, payable bi-weekly at the rate of $11,153.85. You will also have the opportunity to receive a targeted bonus of 50% of your annual salary, of which 50% of that 50% is guaranteed ($72,500.00). The bonus program is based on achieving company performance and individual performance objectives. Awards are generally distributed thirty days after the year-end earnings release.

We are extremely excited to have you join the Wild Oats Markets team. The education and work experience background you will bring to the position will help us to obtain goals we have set as a growing organization.

Management will recommend a grant to you of 100,000 stock options for shares of Wild Oats Markets common stock. If approved by the Compensation Committee of the Board of Directors, the strike price will be based on the market value of Wild Oats Markets Stock two business days after the quarterly earnings release.

You will be eligible for 15 days-accrued vacation hours for each year of employment.

Wild Oats Markets, Inc. will reimburse you for approved relocation expenses up to $50,000, in addition to four months temporary living and the movement of household goods. For relocation policy guidance, please contact Danielle Boyd at 720-562-4694. Wild Oats Markets, Inc. has contracted Relo Direct, Inc. as our third party administrator for all relocations.

  You must provide paid receipts or a direct invoice (moving company) showing the expenses incurred to obtain reimbursement.
  You understand that if you are terminated for cause or voluntarily terminate your employment with Wild Oats Markets, Inc. within one year from the date you commenced working (as opposed to your hire date), then you will reimburse Wild Oats Markets, Inc. in full for the moving expenses provided to you.

Upon the start of your employment, you will be scheduled to meet with your supervisor to complete the new hire forms. Since the law now requires us to verify your authority to work in the United States, be sure to bring documentation that will permit Wild Oats Markets to verify your eligibility. Most common documents provided are Drivers License, State Birth Certificates or Passport and Social Security Card.

Dan Bolstad

July 15, 2005

Later in the month, you will attend Wild Oats Markets’ orientation, which offers a more in-depth exploration of the origination of Wild Oats Markets, logistics, and a tour of the facilities.

The terms of this letter do not imply employment for a specific period. Your employment is at will; either you or the Company can terminate it at any time, with or without cause. The following paragraphs detail the Wild Oats executive Change of Control Agreement.

In the event that your employment is terminated as a result of a "change in control", the principle benefits of that change consists of (i) a lump sum payment equal to two times your salary and bonus, (ii) a lump sum payment in lieu of Company contributions that would have been made on your behalf to the Company’s saving plan had your employment continued for two additional years, (iii) accelerated vesting of all options, (iv) continuation of life, disability, accident and health insurance benefits for a period of two years following such termination of employment, and (v) a payment equal to the amount necessary to reimburse you for the full effect of any excise tax levied on "exercise parachute payments". In the event that conditions triggering the benefits under the "change in control" are satisfied, you are subject to certain restrictive covenants relating to non-competition and solicitation of employees, customers or suppliers of the Company for two years following the termination of your employment.

Except as expressly set forth in this Section, all compensation and other benefits shall cease to accrue upon termination of Executive's employment. Upon termination of the Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries or other affiliates.

Formally your official start date will be July 25, 2005.

Congratulations and welcome to Wild Oats Markets.

Sincerely,

/s/ Peter Williams

Vice President of Human Resources

I have read the letter completely & understand and agree to the terms.

/s/ Dan Bolstad	July 19, 2005
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